Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
First Quarter 2016 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $13.6 Million

Westport, Conn., May 4, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2016.

First Quarter 2016 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $13.6 million for the first quarter of 2016;

•	Reported net loss of $15.0 million for the first quarter of 2016;

•	Paid a first quarter 2016 cash distribution of $0.36 per share in April 2016, bringing cumulative distributions paid to $13.5552 per share since CODI’s IPO in May of 2006;

•	Completed the accretive add-on acquisition of Northern International, Inc. (“Northern International”) by the Company’s subsidiary Sterno Products, LLC (“Sterno Products”);

•	Sold a total of 3,000,000 shares of Fox Factory Holding Corp. (“FOX”) common stock, with total net proceeds of approximately $47.7 million while retaining 33% ownership of FOX; and

•	Consummated an accretive add-on acquisition of Phoenix Soil, LLC (“Phoenix Soil”) by CODI’s subsidiary Clean Earth, Inc. (“Clean Earth”), subsequent to quarter end.

“During the first quarter, our leading middle market businesses generated stable levels of cash flow that were consistent with management’s expectations,” stated Alan Offenberg, CEO of Compass Diversified Holdings.

“We were especially pleased with the performances of our Sterno Products and Liberty Safe subsidiaries, with each reporting year-over-year, double-digit revenue and EBITDA increases.”

Mr. Offenberg added, “Complementing our solid first quarter performance, we realized $47.7 million in proceeds from partially monetizing our interest in FOX. We also continued reinvesting in the growth of our subsidiaries, completing an accretive add-on acquisition for our subsidiary Sterno Products. Following the end of the quarter, we completed an additional accretive add-on acquisition at our Clean Earth subsidiary, which will expand its geographic presence into New England. Moving ahead, our focus remains to capitalize on CODI’s financial strength to make attractive strategic add-on and platform acquisitions that build long-term value for our shareholders.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $13.6 million for the quarter ended March 31, 2016, as compared to $15.5 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended March 31, 2016 and the quarter ended March 31, 2015 were 54.3 million, respectively.

Cash Flow for the first quarter of 2016 reflects year-over-year growth in the Company’s Sterno Products, Liberty Safe and Advanced Circuits businesses, partially offset by a decline at the Company’s Arnold Magnetic, Clean Earth, Ergobaby and Tridien businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $520 million since going public in 2006.

Net loss for the quarter ended March 31, 2016 was $15.0 million, as compared to a net loss of $25.3 million for the quarter ended March 31, 2015. The lower net loss was primarily attributable to an impairment recorded in 2015 associated with the Company's Tridien subsidiary. In addition, during the first quarter of 2016 and 2015, CODI’s equity method investment in FOX decreased $10.6 million and $13.4 million, respectively.

Liquidity and Capital Resources
As of March 31, 2016, CODI had approximately $72.6 million in cash and cash equivalents, $319.3 million outstanding on its term loan facility and no outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $395.5 million at March 31, 2016 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $191.4 million at March 31, 2016.

First Quarter 2016 Distribution
On April 7, 2016, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 28, 2016 to all holders of record as of April 21, 2016. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $13.5552 per share.

Conference Call
Management will host a conference call on Thursday, May 5, 2016 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 89353631. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 12, 2016. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 89353631.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer industries (Sterno Products).

In addition, we own approximately 33% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$72,567	$85,869
Accounts receivable, net	127,432	114,320
Inventories	78,994	68,371
Prepaid expenses and other current assets	20,610	22,803
Total current assets	299,603	291,363
Property, plant and equipment, net	118,085	118,050
Equity method investment	191,439	249,747
Goodwill and intangible assets, net	772,108	751,892
Other non-current assets	11,004	9,990
Total assets	$1,392,239	$1,421,042

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$95,952	$98,362
Due to related party	250	5,863
Current portion, long-term debt	3,250	3,250
Other current liabilities	9,974	9,004
Total current liabilities	109,426	116,479
Deferred income taxes	105,608	103,745
Long-term debt	308,208	308,639
Other non-current liabilities	27,441	18,960
Total liabilities	550,683	547,823
Stockholders' equity
Total stockholders' equity attributable to Holdings	793,625	826,084
Noncontrolling interests	47,931	47,135
Total stockholders' equity	841,556	873,219
Total liabilities and stockholders’ equity	$1,392,239	$1,421,042

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(in thousands, except per share data)	March 31, 2016	March 31, 2015

Net sales	$208,047	$179,425
Cost of sales	141,786	126,855
Gross profit	66,261	52,570
Operating expenses:
Selling, general and administrative expense	44,473	33,026
Management fees	6,458	6,733
Amortization expense	7,826	7,822
Impairment expense	—	8,907
Operating income (loss)	7,504	(3,918)
Other income (expense):
Interest expense, net	(11,462)	(9,717)
Loss on equity method investment	(10,623)	(13,447)
Amortization of debt issuance costs	(570)	(545)
Other income, net	3,420	10
Loss from continuing operations before income taxes	(11,731)	(27,617)
Provision for income taxes	3,296	2,393
Net loss from continuing operations	(15,027)	(30,010)
Income from discontinued operations, net of tax	—	4,723
Net loss	(15,027)	(25,287)
Less: Income (loss) from continuing operations attributable to noncontrolling interest	996	(526)
Less: Income from discontinued operations attributable to noncontrolling interest	—	141
Net income (loss) attributable to Holdings	$(16,023)	$(24,902)

Basic and fully diluted income (loss) per share
Continuing operations	$(0.31)	$(0.55)
Discontinued operations	—	0.08
	$(0.31)	$(0.47)

Basic and fully diluted weighted average number of shares outstanding	54,300	54,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$6,025	$3,287
Net cash provided by (used in) investing activities	5,847	(5,160)
Net cash used in financing activities	(22,141)	(1,313)
Effect of foreign currency on cash	(3,033)	(67)
Net decrease in cash and cash equivalents	(13,302)	(3,253)
Cash and cash equivalents — beginning of period	85,869	23,703
Cash and cash equivalents — end of period	$72,567	$20,450

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended
(in thousands)	March 31, 2016	March 31, 2015
Net loss	$(15,027)	$(25,287)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,908	16,535
Impairment expense	—	8,907
Amortization of debt issuance costs and original issue discount	738	713
Unrealized loss on derivatives	7,228	4,314
Loss on equity method investment	10,623	13,447
Noncontrolling stockholders charges	1,189	1,024
Other	(61)	427
Deferred taxes	214	(806)
Changes in operating assets and liabilities	(13,787)	(15,987)
Net cash provided by operating activities	6,025	3,287
Plus:
Unused fee on revolving credit facility (1)	500	309
Successful acquisition costs	489	—
Integration services fee (2)	250	1,000
Changes in operating assets and liabilities	13,787	15,987
Less:
Maintenance capital expenditures (3)	3,684	4,289
Payment on swap	500	495
Realized gain from foreign currency effect (4)	3,079	—
Other	187	305
Estimated cash flow available for distribution and reinvestment	$13,601	$15,494

Distribution paid in April 2016/2015	$(19,548)	$(19,548)

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(3)	Excludes growth capital expenditures of approximately $0.7 million and $0.5 million for the three months ended March 31, 2016 and 2015, respectively.

(4)	Reflects the foreign currency transaction gain resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.